EXHIBIT 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Don Markley
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8881	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com
HALOZYME THERAPEUTICS REPORTS 2007 FIRST QUARTER
FINANCIAL RESULTS
— Conference Call and Webcast on May 11 at 8:00 a.m. PDT —
SAN DIEGO, May 10, 2007 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing recombinant human enzymes, today reported financial results for the three months ended March 31, 2007.
“We have had a very exciting year so far with the announcements of our expanded Baxter collaboration, Baxter’s staged launch of HYLENEX in ophthalmology, the proposed $32 million investment by an entity affiliated with Randal J. Kirk, our largest shareholder, and of course, the listing of our common stock today on Nasdaq. These are significant events for our company and we feel that they position us well to execute our strategy going forward,” stated Jonathan Lim, MD, Halozyme’s President and CEO.
First Quarter 2007 and Subsequent Weeks’ Highlights

•	The completion of our expanded Baxter collaboration to include the use of HYLENEX recombinant with Baxter proprietary and non-proprietary small molecule drugs. Under the terms of the agreements, Baxter paid Halozyme an initial upfront payment of $10 million and made a $20 million equity investment, representing approximately 3% of Halozyme’s outstanding common stock. Pending the successful completion of a series of regulatory and sales events, Baxter may make further milestone payments of up to $25 million to Halozyme. Halozyme will also receive royalties on HYLENEX recombinant as a standalone product and on any kits and co-formulations of HYLENEX recombinant with Baxter or other non-proprietary small molecule drugs. Baxter prepaid $1 million of these royalties in connection with the execution of the agreements and will be obligated to prepay $9 million of additional royalties on or prior to January 1, 2009. The agreements do not include combinations of HYLENEX recombinant with cytostatic and cytotoxic chemotherapeutic agents or bisphosphonates, the rights to which have been retained by Halozyme. In addition, Baxter will now assume all development, manufacturing, clinical, regulatory, sales and marketing costs.

•	The introduction by Baxter of HYLENEX recombinant (hyaluronidase human injection) for the ophthalmology market for use in enhancing the absorption and dispersion of other injected drugs. HYLENEX is the first and only FDA-approved human recombinant hyaluronidase therapeutic product and is available from Baxter in one milliliter single-dose vials containing 150 units of hyaluronidase. The announcement was made at the American Society of Cataract and Refractive Surgery (ASCRS) and American Society of Ophthalmic Administrators (ASOA) joint Symposium held in San Diego, April 27 through May 2, 2007. As HYLENEX is being introduced to the ophthalmology market, Baxter also continues to develop its INFUSE clinical program, in which HYLENEX with other fluids or drugs are administered subcutaneously to patients. The INFUSE trials are evaluating the potential for HYLENEX to offer an alternative route of administration for patients with difficult venous access.

•	The signing of a definitive stock purchase agreement with New River Management V, LP (“New River”) for a $32.1 million private placement of newly issued shares of Halozyme common stock. The financing is subject to customary closing conditions, including the receipt of anti-trust clearance, and is not subject to shareholder approval. Upon the satisfaction of the closing conditions, Halozyme will issue 3,500,000 shares of common stock to New River at a price of $9.17 per share. This sale price represents a $0.22 per share premium to the closing price of Halozyme common stock on the date that the parties executed the definitive stock purchase agreement relating to the sale of the shares. New River is a private investment fund affiliated with Halozyme’s largest shareholder, Randal J. Kirk. Halozyme’s Board of Directors specifically approved the sale of shares to New River, and the increase in Mr. Kirk’s beneficial ownership is not expected to trigger the anti-takeover provisions of Halozyme’s existing Stockholder Rights Plan.

•	The completion of our first Enhanze™ Technology clinical trial, involving a representative commercially-available large protein molecule therapeutic (LPMT). This clinical trial compared the pharmacokinetics, safety, and tolerability of an LPMT agent injected subcutaneously with and without Enhanze Technology (rHuPH20). The data from this clinical trial support the study hypothesis that rHuPH20 increases the relative bioavailability of the LPMT when given subcutaneously and serve to validate the Enhanze Technology drug delivery platform. An abstract based on the trial findings was accepted for a podium presentation at the July 7-11, 2007, 34th annual meeting of the Controlled Release Society to be held in Long Beach, California. Data to be presented at the meeting will include recently-completed modeled analyses that estimate the effect of rHuPH20 on the steady-state bioavailability over repeat dosing of the LPMT.

•	The completion of our INFUSE-Morphine clinical trial. Key results from analysis of the 12 evaluable hospice and palliative care patients in this double-blind, randomized, crossover, placebo-controlled trial included achieving a statistically significant acceleration in the average time to maximal plasma concentration (Tmax) of morphine. Tmax was reduced from 13.8 minutes when injected subcutaneously with the saline placebo to 9.2 minutes when injected with HYLENEX recombinant, a 33% reduction in the time to maximal plasma concentration (p<0.05). The subcutaneous injections of morphine with HYLENEX were well-tolerated and a comparison of the incidence of adverse events suggests an absence of any HYLENEX-related side effects.
First Quarter 2007 Financial Results
•	Net loss for the first quarter of 2007 was $3.4 million, or $0.05 per share, compared with a net loss for the first quarter of 2006 of $3.5 million, or $0.06 per share.

•	Revenues for the first quarter of 2007 were $810,000, compared with $73,000 for the first quarter of 2006. Cumulase product sales for the first quarter of 2007 were $171,000, compared with $73,000 for the first quarter of 2006. Revenues under collaborative agreements were $623,000 for the three months ended March 31, 2007. Revenues under collaborative agreements primarily consist of the amortization of upfront fees received from Baxter and Roche of $367,000 and research and development payments from Baxter and Roche of $256,000.

•	Research and development expenses for the first quarter of 2007 were $2.8 million, compared with $2.2 million for the first quarter of 2006, reflecting increased compensation expenses, share-based compensation expenses, and clinical trial expenses associated with the Company’s Enhanze Technology and Chemophase clinical trials.

•	Selling, general and administrative expenses for the first quarter of 2007 were $2.0 million, compared with $1.5 million for the first quarter of 2006, reflecting increases in compensation expenses, share-based compensation expenses, and audit, consulting and marketing expenses compared with the prior year quarter.

•	Cash and cash equivalents were $71.0 million as of March 31, 2007, compared with $44.2 as of December 31, 2006.

Conference Call
Halozyme management will host an investment community conference call tomorrow, May 11, to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 7672259. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert for full Prescribing Information.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. In addition, the company has received FDA approval for two products: Cumulase® and Hylenex, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s ability to execute on its strategy, (ii) statements concerning the proposed equity financing, (iii) statements concerning future license or milestone payments under partnerships and collaborations, (iv) clinical trial results and the conclusions drawn from such trials and (v) future products and/or partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.
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HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	Three Months Ended
	March 31
	2007	2006
REVENUES:
Product sales	$187,086	$73,281
Revenue under collaborative agreements	623,129	—

Total Revenues	810,215	73,281

EXPENSES:
Cost of sales	76,228	22,959
Research and development	2,829,364	2,192,070
Selling, general and administrative	1,985,034	1,531,292

Total Expenses	4,890,626	3,746,321

LOSS FROM OPERATIONS	(4,080,411)	(3,673,040)

Interest income	723,107	182,846

NET LOSS	$(3,357,304)	$(3,490,194)

Net loss per share, basic and diluted	$(0.05)	$(0.06)

Shares used in computing net loss per share, basic and diluted	69,984,931	60,456,462

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